Exhibit 10.1

In accordance with Item 601 (b)(10)(iv) certain portions, including its

Attachment 1 that covers pricing and volume tiers of purchases, of this agreement have been omitted

PRODUCT AND SERVICE SUPPLY AGREEMENT

This Product and Service Supply Agreement (this “Agreement”) is between you (“you” or “Seller”), Carnival Corporation and each operating company of Carnival Corporation and/or Carnival plc from time to time and as are listed at the execution clause of this Agreement (individually an “Operating Company” and collectively, “Operating Companies”) for the products and/or services that are the subject of this Agreement as specified on Exhibit A (“Products and/or Services”). The Operating Company placing an Order (as defined in Section 1) with you will be solely responsible for its actions (or inactions) hereunder and accepting or rejecting such Order, making payments, and handling all general operational matters relating to the purchase, receipt, and use of the Products and/or Services. It is a condition of this Agreement and you expressly agree that none of Carnival Corporation (unless it is a Buyer, as defined below), Carnival plc (collectively with Carnival Corporation, “Carnival”) or any other Operating Company is responsible for any matter hereunder relating to any other Operating Company or relating to such Order and you shall look solely to the Operating Company placing the Order for recourse with regard to any matters relating to the Products and/or Services. In consideration of any Order placed by an Operating Company you hereby waive any legal right or other right to recourse from any other Operating Company and/or from Carnival in connection with any and all matters in connection with this Agreement. Carnival Corporation may provide notice to Seller that any subsidiary, division, branch or operating company of Carnival Corporation and/or Carnival plc which is not signatory hereto as of the date hereof (including any entity which does not currently have an unsigned signatory block set forth on the signature pages) (an “Additional Operating Company”) is to become an Operating Company hereunder. Such notice will reference this Agreement, contain any and all applicable information of such Additional Operating Company pursuant to Exhibit B and Exhibit C hereof and will be executed by Carnival and the Additional Operating Company. Upon delivery of such notice to Seller, the Additional Operating Company will be deemed to be an Operating Company hereunder. For the remainder of this Agreement, the term “Buyer” refers to the Operating Company placing an Order.

The following terms and conditions of this Agreement and the information set forth in each Schedule and Exhibit attached hereto are incorporated into and form an integral part of each Order. Buyer’s Order of the Products or Services shall include all of the following terms and conditions, and such other terms and conditions contained in any Order.

1.       Orders. An Operating Company may offer or agree to purchase the Products and/or Services from you on a non-exclusive basis pursuant to a purchase order submitted by Buyer (each, an “Order”). Seller warrants that the prices shown on each Order are complete, and no additional charges of any type shall be added without Buyer’s express written agreement. Unless specified otherwise in Exhibit B for a particular Operating Company, the price in each Order is in USD. The Buyer and Seller may mutually agree in writing, prior to you having finished shipment of the Order, unilaterally by an Order amendment make changes within the general scope of the Order to the shipping or packaging instructions, the technical requirements, the delivery dates, the delivery destination, the quantity of Products or the other terms of the Order. The Seller shall comply with any and all of the above change(s) without delay and the parties shall subsequently agree to an equitable adjustment to the Order price to reflect any increased or decreased costs incurred because of the amendment.

2.       Order Process and Conformity of Order. Unless otherwise specified in Exhibit B, Buyer shall provide Seller with an Order, and Seller shall confirm each Order by return facsimile, e-mail or e-commerce trade acceptance confirmation to Buyer (a “Confirmation”) within 2 business days of receipt by Seller. The terms in this Agreement and in any Order prevail over any additional or different terms or conditions which may appear in any communication from Seller, including without limitation any printed form of Seller, which shall not be effective or binding unless specifically in each case agreed to in writing by Buyer via initialing of the additional or different terms or specifications. The foregoing applies notwithstanding Buyer’s acceptance of Products or Services or Buyer’s execution of any forms or other writings provided by Seller incident to such acceptance. The Products or Services shall conform with the provisions of Section 11. It is understood and agreed that no changes to any Order made by Seller in any Confirmation shall be deemed effective unless the Confirmation is countersigned by Buyer and, absent such countersignature, the terms of the Order as provided by Buyer shall be fully binding on the Seller.

3.       Delivery. TIME IS OF THE ESSENCE IN THE DELIVERY OF ALL PRODUCTS AND SERVICES. Buyer may cancel any Order without penalty if delivery is not made by the date and time specified in the Order and such delay is not due to any action of Buyer or otherwise excused in accordance with this Agreement. No change in the scheduled delivery date or performance will be permitted, unless Buyer has otherwise agreed in writing. Buyer’s acceptance of Products or Services after the scheduled delivery date shall not be deemed to be a waiver of Buyer’s rights with respect to such late delivery, nor shall it be deemed a waiver of Seller’s obligation to comply with future scheduled delivery dates and times. Buyer’s schedules are based upon the delivery dates shown on the face of the Order. The Products or Services shall be delivered in the quantities and on the dates or on expiry of the periods specified in the Order to the place(s) named therein at the risk of the Seller, but in no event shall the Products be shipped before the earliest shipping date specified on the face of the Order. The Products shall be properly packed and secured in such manner as to reach their destination such that upon arrival they conform in all respect with the Order, and a packing slip shall accompany each parcel. Title to the Products shall pass to the Buyer on the earlier of payment and delivery to the Buyer or its agents. Transfer of such title shall not in any way prejudice Buyer’s rights of rejection. If any or all of the Products are not delivered on the date(s) specified in the Order, the Buyer shall be entitled to accept or reject any such Products and return rejected Products at Seller’s risk and expense without prejudice to any other of its rights. Buyer shall also be entitled to recover from the Seller any monies paid by the Buyer in respect of such returned Products together with any additional expenditure reasonably incurred by the Buyer in obtaining other products in replacement. Notwithstanding any language to the contrary on the Proof of Delivery (“POD”), signing a POD only signifies that a shipment was received by Buyer or its agent(s). Buyer shall have thirty (30) days to review the contents of the shipment and if no claim is made within such thirty (30) days, this will signify that the delivery was as indicated on the POD; provided, however, that Buyer will always be able to file a claim as to the quality of the Products delivered, and Seller recognizes that the quality may not be ascertainable until the Products are used. This Agreement contains specific brand identifiers for most items. Carnival expects that all items delivered will be of the correct brand and item specification. In the event that Seller cannot deliver the contracted brand, the Buyer must be notified immediately. In the event that a brand is delivered that is not the contracted brand and there is no prior written approval from the Buyer, Seller agrees that Buyer shall treat such Products, as test samples which are free of charge to Buyer.

4.       Shipping and Risk of Loss. Seller shall ship all Products FCA its facility in accordance with Incoterms 2010, unless otherwise indicated in Exhibit B or on the Order. Seller shall ship all Products to the attention of Buyer’s designee specified in the Order. Seller shall keep on file for the term of this Agreement and one year thereafter each invoice for shipping charges an original or a copy of the bill indicating that such charges have been paid, which will be available for Buyer’s review upon reasonable notice. Seller shall be responsible for the payment of all charges for shipping preparation, shipping, handling, packaging, pallets, wrapping, labeling, bags, containers, documentation, certification and related matters, unless Buyer has otherwise indicated in Exhibit B. Buyer reserves the right to reject C.O.D. (charges on delivery) shipments. Seller shall not insure the Products for Buyer’s account during shipping except upon Buyer’s written request or if the shipping method is parcel post. Seller shall bear all risk of loss or destruction of Products that occur prior to acceptance by Buyer. No such loss or destruction shall release Seller from any obligations pursuant to any Order.

5.       Health, Environmental, Safety and Security Policy and Standards. Seller will comply with and meet all of the Buyer’s health, environmental, safety and security policies and requirements in addition to any applicable laws, flag State requirements, local regulations, and other environmental requirements. Buyer is ISO 14001:2015 certified and therefore takes proactive steps to consider its operational impacts on the environment and implement initiatives to protect the environment from harm and degradation; Buyer encourages Seller to do the same. Whenever there is more than one product that would satisfy Buyer’s technical requirements, Seller will offer the most environmentally friendly of the alternative products unless Buyer otherwise directs. Any applicable cost changes will be negotiated between the Buyer and Seller. Seller acknowledges that it has received and read Buyer’s Health Environmental, Safety and Security Policy Statement (“HESS Policy”). Seller shall also provide a statement to Buyer that any Products provided to Buyer comply with the EU Regulation No. 1257/2013 and the Hong Kong Convention.

6.       Documents and Identification. Subject to each Operating Company’s requirements as set forth on Exhibit B or on an applicable Order, all invoices, packages, shipping notices, instruction manuals and other written documents affecting the Order shall contain the applicable Order number. Packing lists must be enclosed with each box or package shipped, indicating the contents. All Products delivered must contain all documents required by applicable laws, including sanitary certificates, certificates of origin and Material Safety Data Sheets if applicable, affixed to the outside of, as well as contained within, the parcel. Seller agrees to transmit via facsimile or electronically delivery document, invoice or proforma invoice, all applicable certificates to Buyer 24 hours before shipping any Products.

7.       Availability. Seller shall ensure that it has available for purchase by Buyer at all times a sufficient quantity of Products to enable Seller to fulfill all Orders from the Operating Companies up to the amounts, and otherwise meet the requirements of, Exhibit B attached hereto.

8.	Payment Terms And Taxes.

a.	Payment and price terms are set forth in Exhibit B hereto. In order to process your payment on time, invoices for payment must be received by Buyer at the address specified in Exhibit C no later than seven (7) days after delivery of the applicable Products or Services. Time computations for discounts based on time of payment commence on the later of the date of acceptance or receipt of a properly delivered and correct invoice (specifying discount availability). All invoices must detail the applicable Order number, description of Products shown on the Order, or details of Services rendered as appropriate, and include original bills of lading or air, surface or rail receipts.

b.	Unless otherwise stated, Seller’s prices or fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, sales and use, or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction. Buyer agrees to pay amounts equal to any federal, state, or local sales, use, excise, privilege, value added, goods and services or other taxes that, under Applicable Law, are Buyer’s legal liability and relate to payments made by it for Products or Services provided by Seller hereunder (collectively, “Taxes”). If Seller has the legal obligation to pay or collect Taxes for which Buyer is responsible under this Section 8, the appropriate amount shall be invoiced to and paid by Buyer, unless Buyer provides Seller with a valid tax exemption certificate authorized by the appropriate taxing authority. The parties shall cooperate to take advantage of tax exemption. For clarity, Seller is responsible for taxes based on its employees, wages, net income, property or net worth and other similar taxes imposed in lieu of or in addition to income taxes.

c.	Australia Goods and Services Tax (GST). Subject to the express provisions of this Agreement, if any supply made under or in connection with this Agreement by one party, or an agent of that party, is subject to GST, the payment for that supply will be increased by an amount equal to the GST payable. The Buyer will not be obliged to make a payment on account of GST under this Section 8 until the Seller has issued a tax invoice to the Buyer for the supply to which the payment relates. If a payment made by one party to another party is a reimbursement or indemnification of a cost, expense, loss or liability incurred by that other party, the tax invoice for the reimbursement or indemnification sum will be the cost before GST plus the applicable GST.

d.	Prior to the payment of any amounts by the Buyer for Products or Services under the Agreement, Seller shall provide the Buyer with a properly completed and duly executed Form W-8 and/or W-9 (or successor form), as applicable. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Agreement such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (as amended), or any applicable provision of Applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be timely paid to the appropriate governmental authority and shall be treated for all purposes of the Agreement as having been paid to Seller.

9.	Compliance with Laws; Business Partner Code of Conduct; Background Checks.

a.	Seller shall ensure that the design, manufacture, construction, supply and quality of Products and/or Services comply in all respects with any relevant statute, statutory rule, order, directive or statutory license, consent or permit which may be in force at the time in the flag state of the Buyer. Seller will ensure that the Products and/or Services and all supporting literature and documentation comply with all statutory requirements and regulations relating to the sale of the Products and/or Services. The Seller will, without limitation to the above, ensure that it complies with MARPOL 73/78 (issued by the International Maritime Organization).

b.	Anti-corruption Obligations.

i.	Seller represents, warrants, and covenants that none of its principal officers, directors, shareholders, or employees expected to be significantly involved in the performance of services for Buyer meet any of the following:

(1) have been charged with a criminal offense; (2) is (i) a current official or employee of any government agency or government-owned enterprise (including officers, directors, employees, or other persons engaged by the customer or any of its affiliates); (ii) an official of a political party; (iii) a candidate for public office; (iv) a close relative of an individual described in (i), (ii), (iii) or (iv); or (v) a past official of any government agency, enterprise, or party; or (3) is a member of or related to a royal family.

ii.	Seller represents, warrants, and covenants that, in connection with activities performed under this Agreement or on behalf of Buyer, or in connection with any remuneration Seller has received or will received from Buyer, Seller has not and will not offer, promise, authorize, pay, or act in furtherance of an offer, promise, authorization, or payment of anything of value, directly or indirectly, to a Government Official (as hereinafter defined), political party or party official, candidate for political office, or official of a public international organization, in order to obtain or retain business, to secure an improper advantage for any person, or to secure or influence discretionary action, inaction or a decision of a Government Official(s) (“Improper Payment Activity”). For purposes of this Agreement, the term “Government Official” shall mean and include any official or employee of national, local or provincial or state government department, agency, or instrumentality, as well as an official in the judicial, legislative, or military, anyone acting in an official capacity for any government, or any immediate family member of such persons.

iii.	Seller represents, warrants, and covenants that it has complied and will comply with all applicable laws of any relevant jurisdiction in connection with the performance of this Agreement and with the Carnival Corporation & plc Anticorruption Policy, as may be amended from time to time. Without limiting the generality of the foregoing, Seller represents, warrants, and covenants that it has not and will not take any action that would cause Buyer, its personnel, or anyone acting on its behalf to violate or be subjected to penalties under the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act of 2010, U.S. commercial bribery laws, related laws, or the applicable anti-corruption laws of other countries.

iv.	At all times while this Agreement is in effect and for at least two (2) years following its expiration or termination, Seller shall keep and maintain its books, records and accounts in reasonable detail to accurately, completely and fairly reflect its activities and transactions hereunder, including the recipient and nature of every payment or expenditure in connection with Seller’s performance of this Agreement. Seller shall provide to Buyer or its designee any information reasonably required to (a) understand the materials contained in any such books, records and accounts; (b) trace any payments or expenditures in any way related to Buyer business; and (c) ensure that Seller has complied fully with the terms of this Agreement and with the anti-bribery and anti-corruption laws of the U.S., U.K. and other applicable jurisdictions, and other applicable laws and regulations.

v.	Buyer shall have the right to terminate this Agreement immediately upon written notice to Seller in the event Buyer develops a good faith belief that Seller has breached any of the obligations, representations, and warranties in the anti-corruption provisions in this Agreement. In the event Buyer learns of information raising a reasonable possibility of such a breach, Buyer shall be entitled to suspend performance of its obligations – including any payment obligations – for a reasonable period during in order to investigate such a possible breach.

vi.	If a breach is caused by or linked to payments by Seller or any individual or entity acting on its behalf to a Government Official, any obligations of payment by Buyer to Seller shall be immediately extinguished and Buyer shall have the right to demand return of all funds paid to Seller by Buyer, except to the extent Seller can provide reasonable assurances that all or some portion of the funds were not used to make a payment to a Government Official.

vii.	Upon Buyer’s request, Seller shall submit to Buyer certifications (including any due diligence questionnaires) as to its compliance with the laws identified in the anti-corruption obligations referenced in this Agreement and with the Carnival Corporation & plc Anticorruption Policy and Guidelines. Such certificates shall be in form and substance reasonably acceptable to Buyer.

c.	Additionally, Seller shall comply with all applicable laws set forth on Schedule 1 and / or Exhibit B applicable to the particular Products or Services and jurisdictions as indicated therein.

d.	Seller acknowledges that Carnival has established a Business Partner Code of Conduct that can be found at http://[omitted].

e.	Seller, at its expense, must conduct a background check for each of its employees, as well as for the employees of its subcontractors, who will provide Services to Buyer onboard any Buyer vessel(s) (collectively "Seller Employees"). The minimum background check process shall include, but not be limited to, the following checks:

1.	Social Security Number (SSN) or Identification Number Trace;
2.	Criminal Records (County and State Criminal Felony and Misdemeanor, National Criminal Database, Federal Criminal); and
3.	National Sex Offender Registry.

The background check must be conducted prior to a Seller Employee boarding a Buyer vessel. Buyer retains the right to require (i) more regular background checks of Seller Employees and (ii) that a Seller provide background check results to Buyer. If at any time, it is discovered that any Seller Employee has a criminal record that includes a felony or misdemeanor the Seller is required to inform Buyer and Buyer will assess the circumstances surrounding the conviction, time frame, nature, gravity and relevancy of the conviction to the job duties to determine whether the Seller Employee is fit to provide the Services. Buyer may withhold consent at its sole discretion. Failure of the Seller to comply with the terms of this paragraph may result in the termination of any Order.

10.       Inspection and Quality Control. Buyer shall have the right to inspect and test all Products or Services. Buyer may inspect and test the Products or Services at any time prior to delivery, upon delivery or after delivery. Buyer shall inspect and accept or reject the Products or Services as promptly as practicable after delivery, regardless of prior payment, provided that failure to inspect, accept or reject Products or Services shall neither impose liability on Buyer nor relieve Seller from responsibility for Products or Services that are not in accordance with this Agreement. Buyer shall promptly notify Seller in the event that Products or Services are rejected. Products rejected by Buyer for any valid reason shall be held, transported and/or stored at Seller's risk and expense. Seller shall provide and maintain inspection and quality control systems, typical and customary in the industry, covering the Products or Services. Buyer and Seller shall each maintain records of all inspections and tests and Buyer and Seller shall make such records available to the other during performance of any Order and for one year thereafter. Deliveries must be accompanied by all certifications, test results and other documentation of the type and in the form required by applicable law, industry standards or by the rules or regulations of entities or organizations who have jurisdiction over Buyer including, if applicable but without limitation, Material Safety Data Sheets, and U.S. Coast Guard, flag state and/or Classification Society certifications.

11.       Warranties and Covenants. In addition to those warranties customarily made by Seller, Seller warrants and covenants that for a period of thirty-six (36) months from the Effective Date, (a) the Products or Services shall conform to the specifications in the Order and are merchantable and fit for the particular purposes for which such Products or Services are ordinarily employed; (b) all Products delivered under any Order will be new (unless otherwise specified by Buyer) and free from defects in design, materials and workmanship and will conform to all applicable specifications, drawings, samples and descriptions and will be merchantable and safe for use as intended or such other purposes as have been specified by the Buyer; (c) any Products delivered or Services performed pursuant to an Order shall be provided free and clear of all liens, claims or encumbrances of any kind or nature whatsoever at all times; (d) Buyer’s purchase of Services and/or use of the Products or Services covered by any Order will not result in any claim of infringement, or actual infringement of any patent, trademark, copyright, franchise or other intellectual property right; and (e) any Services to be performed hereunder shall be performed in a professional and workmanlike manner in compliance with all applicable industry standards, laws, rules and regulations without limiting the higher standards required under an Order. Additionally, Seller hereby provides those representations and warranties set forth on Schedule 1 applicable to the particular Products or Services and jurisdictions as indicated therein. Seller warrants that it has not granted priority of supply status to any other person. Seller shall advise the Buyer in the event any Product has experienced failure in service or is the subject of any safety warning or recall. Inspection, test, acceptance or use of or the payment for the Products or Services furnished under an Order shall not affect the Seller's obligation under these warranties. Seller shall be liable for all damages both to Buyer and to its customers incurred as a result of any defect or breach of warranty in any Products or Services covered by any Order. The warranties of Seller in this Section shall survive the delivery of Products or Services and are fully enforceable thereafter. Seller’s warranties in this Section are part consideration for any Order; payment by Buyer is conditional on such warranties remaining in effect; and no modification or other change of such warranties shall be valid unless agreed to in writing by Buyer. Seller's warranties shall run to Buyer, its successors, assigns and customers, and users of products and services provided by Buyer. Seller agrees promptly to replace, rectify or correct defects in any Products or Services provided pursuant to this Agreement or an Order without expense to Buyer, when notified of such nonconformity by Buyer. In the event of failure of Seller to promptly rectify, correct defects in or replace nonconforming Products or Services, Buyer, after reasonable notice to Seller, may make such corrections or replace such Products or rectify any defects in Services performed and charge Seller for the cost incurred by Buyer in doing so; provided, however, that Buyer is under no affirmative obligation to do so and shall not be responsible for any of its actions or omissions to act in connection therewith. A breach of warranty shall be deemed to accrue, not when the Products are tendered or Services rendered, but when the actual breach is discovered.

12.       Advertising. Seller shall not make any advertising or engage in any publicity having or containing any reference to Carnival or any Operating Company or any of its personnel, without the prior written consent of Carnival Corporation or such Operating Company.

13.       Disclosure of Information. Either Party (as the “Disclosing Party”) may disclose or make available to the other Party (the “Receiving Party”) technical or commercial know-how, spec-ifications, inventions, processes or initiatives which are of a confidential nature and have been disclosed to, or otherwise learned by, the Receiving Party under this Agreement and any other confidential information concerning the Disclosing Party’s business or its products which the Receiving Party may obtain and the Receiving Party shall restrict disclosure of such confidential material to such of its employees, agents or sub-contractors as need to know the same for the purpose of discharging the Receiving Party’s obligations to the Disclosing Party and shall ensure that such employees, agents or sub-contractors are subject to like obligations of confidentiality as bind the Receiving Party. Except as otherwise required by applicable law, Seller shall keep confidential all data and information regarding Carnival and/or any Operating Company that is not already in the public domain and is developed or disclosed as a result of this Agreement or any Order. All such data and information shall be the property of the Operating Company.

14.       Ethical Standards. Seller agrees that, with respect to its role as a supplier to Buyer, including any interaction with any employee of Buyer, it shall not (i) give or offer to give any gift or benefit to such employee, (ii) solicit or accept any services, equipment or commitment, or confidential or proprietary information or data from such employee unless same is (a) required under a contract between Buyer and Seller, (b) made pursuant to a written disclosure agreement between Buyer and Seller, or (c) specifically authorized in writing by Buyer’s management, (iii) solicit or accept favoritism from such employee, (iv) use any information it receives in connection with its business dealings with Buyer to sell, purchase or trade any stock, security or derivative thereof of Carnival Corporation or Carnival plc (iv) enter into any outside business relationship with such employee without full disclosure to, and prior approval of, Buyer’s management. As used herein, “employee” includes members of employee’s immediate family and household, “Seller” includes all employees and agents of Seller, “gift or benefit” includes money, goods, services, discounts, favors and the like in any form, but excludes low value advertising items, such as pens, pencils and calendars, “supplier ” includes prospective, current and past suppliers, and “favoritism” means partiality in promoting the interest of Seller over that of other suppliers.

15       Default and Termination. Carnival Corporation or Buyer may, by written notice of default to Seller, cancel all or any part of any Order, and Carnival Corporation may terminate this Agreement as a whole with respect to Carnival and/or any and all Operating Companies (including each Buyer), without charge or penalty or exercise any other remedy provided to buyers of goods or procurers of services by law or in equity if Seller: (a) fails to make delivery of the Products or Services within the time specified in any Order or any extension thereof; (b) fails to perform any of the obligations under this Agreement or any Order or in Buyer’s reasonable judgment it appears as Seller will be unable to fulfill such obligations, including, without limitation, the breach of any warranty provisions and Seller does not cure such failure within a period of two (2) days after receipt of notice from Buyer specifying such failure; or (c) becomes insolvent or makes an assignment for the benefit of creditors; or if there shall be instituted by or against Seller any proceedings under any bankruptcy, reorganization, arrangement, readjustment or debt or insolvency law in any jurisdiction; or if any application is made for the appointment of a receiver or trustee in respect of any of Seller’s property; or if in Carnival Corporation’s or Buyer’s reasonable opinion any such action is likely to occur in the immediate future. If any actions in (c) above are made against Seller’s property, then Buyer may offset any monies owed to Seller to the extent Buyer is affected.

Buyer may terminate an Order in whole or in part, and/or this Agreement (with respect to itself but not Carnival Corporation or any other Operating Company) for its convenience at any time upon notice to Seller, and Carnival Corporation may terminate this Agreement as a whole for its convenience with respect to Carnival and/or any and all Operating Companies (including each Buyer). Seller shall, as directed by Buyer, stop work and the placement of further orders or subcontracts, terminate work under orders and subcontracts outstanding, and take any necessary action to protect property in Seller’s possession in which Buyer has or may acquire an interest. Seller shall be entitled to reasonable termination costs (not including lost profits), which shall not exceed the percentage of the Order price reflecting the percentage of the work performed prior to the receipt of the notice of termination plus actual direct economic costs resulting from termination, provided that claims for payment due to termination are asserted within 45 days from the date of receipt of notice of such termination and that Seller has fully complied with the terms of this provision. Buyer may audit Seller’s books and records to determine termination costs. Buyer reserves the right to require the Seller to suspend deliveries of Products or Services in the event of any strike, lockout, fire, accident, breakdown, delay or stoppage of Buyer’s business or work or part thereof beyond the reasonable control of Buyer which prevents or hinders the use of the Products or Services, and payment therefor shall be postponed until such time as Products or Services may be provided.

16.       Rights and Remedies. If Buyer cancels all or any part of any Order pursuant to Section 15 (Default) above, or in the event the Seller does not have available for purchase by Buyer a sufficient quantity of Products as required by this Agreement (including by reason of non-delivery to Buyer), the Buyer may procure upon such terms and in such manner as Buyer may deem appropriate Products or Services similar to those cancelled or not available and Seller shall be liable to Buyer for any cost to cover for such similar goods and all other damages of any kind incurred or suffered by Buyer as a result of any of the foregoing, provided that Seller shall continue the performance of the Order to the extent not cancelled pursuant to Section 15. The rights and remedies of Buyer shall not be exclusive and are in addition to any other rights and remedies provided by law or pursuant to this Agreement or any Order. Seller assumes full responsibility for the acts and omissions of its own subcontractors, suppliers, employees, agents and the employees and agents of its subcontractors and suppliers. BUYER'S LIABILITY TO SELLER ARISING OUT OF OR IN CONNECTION WITH AN ORDER, REGARDLESS OF THE FORM OF THE CAUSE OR ACTION, WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, UNDER STATUTE OR OTHERWISE, SHALL IN NO EVENT: (A) EXCEED THE PRICE ALLOCABLE TO THE PRODUCTS OR SERVICES THEREOF WHICH GIVE RISE TO THE CLAIM; OR (B) INCLUDE DAMAGES FOR LOSS OF ANTICIPATED OR ALLEGED PROFITS, BUSINESS, CONTRACTS, GOODWILL, ANTICIPATED SAVINGS, OR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES. SELLER’S LIABILITY TO BUYER ARISING OUT OF OR IN CONNECTION WITH AN ORDER, REGARDLESS OF THE FORM OF THE CAUSE OR ACTION, WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, UNDER STATUTE OR OTHERWISE, SHALL IN NO EVENT: (A) EXCEED $7,000,000; OR (B) INCLUDE DAMAGES FOR LOSS OF ANTICIPATED OR ALLEGED PROFITS, BUSINESS, CONTRACTS, GOODWILL, ANTICIPATED SAVINGS, OR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

17.       Indemnification; Hold Harmless. Each Party shall defend, indemnify and hold the other Party harmless from and against all claims, losses, expenses, damages, causes of action and liabilities of every kind and nature, including without limitation reasonable attorney’s fees (“Losses”) arising from, in connection with or relating to, directly or indirectly, (i) any breach or alleged breach of this Agreement or any Order, and/or (ii) acts or omissions attributable to the Party, its officers, agents, employees and subcontractors. Seller shall indemnify and hold Buyer harmless from and against all Losses arising from, in connection with or relating to the Products or Services. Buyer and Carnival may be represented by and actively participate through its own counsel in any such suit, claim, demand or proceeding if it so desires, at Buyer’s or Carnival’s cost.

18.       Intellectual Property Rights. Materials, equipment, tools, dies, moulds, copyright, design rights or any other forms of intellectual property rights in all drawings, specifications and data supplied by the Buyer to Seller or not so supplied but used by the Seller specifically in the manufacture of the Products or supply of the Services shall at all times be and remain the exclusive property of the Buyer but shall be held by the Seller in safe custody at its own risk and maintained and kept in good condition by the Seller until returned to the Buyer and shall not be disposed of other than in accordance with the Buyer’s written instructions, nor shall such items be used otherwise than as authorized by the Buyer in writing.

Unless otherwise agreed, the Seller agrees that all Intellectual Property Rights (as defined below) whatsoever existing in the Materials (as defined below) shall vest in the Buyer and the Seller hereby assigns to the Buyer all such rights. Where the Seller engages the assistance of third parties in preparing any Materials it shall ensure that such third parties also assign any such Intellectual Property Rights (whether presently existing or to be created in the future) to the Buyer. The Seller shall indemnify and hold the Buyer harmless for any loss or damage whatsoever suffered by the Buyer due to any failure by the Seller to obtain any such assignment required by this Section. The rights and obligations under this Section shall survive the termination or expiry of the Agreement (whatever the reason for such termination) in respect of Materials and Intellectual Property Rights created or discovered during the continuance of the Agreement.

For the purposes of this Section, "Intellectual Property Rights" means all intellectual and industrial property rights of whatever nature throughout the world (including copyright, registered and unregistered design rights, trademark rights, registered and unregistered patent rights, trade secrets and know-how); and "Materials" means all materials made to the Buyer’s specification or specifically commissioned by the Buyer, including but not limited to drawings, illustrations, information, designs, specifications, formulae, tooling, labels, models, samples, photographs or any other material, matter or information in any and all media.

19. Insurance: At all times while providing Products or Services under this Agreement, Seller agrees to obtain and maintain, at its own expense:

f.	Comprehensive General Liability insurance including contractual liability, products and completed operations for bodily injury and property damage for at least $5,000,000 (or its equivalent) on a per occurrence basis covering claims arising out of or in connection with Seller’s Products, Services, operations or the actions of Seller’s employees and/or its sub-contractors;

g.	Unless otherwise noted with respect to a particular Operating Company as set forth in Exhibit B, Automobile Liability insurance for bodily injury and property damage in the amount of at least $2,000,000 (or its equivalent); and

h.	Professional Liability insurance in an amount of at least $3,000,000 per occurrence covering any professional services provided under this Agreement.

Such insurance shall be in form, in amounts, with carriers and on terms reasonably satisfactory to Carnival and shall name Carnival and the applicable Buyer as additional insureds, as appropriate, and include a waiver of subrogation. On or before the placement of the first Order, Seller shall provide Carnival and the applicable Buyer with a Certificate of Insurance evidencing such coverage. Without limitation to the foregoing, the Seller warrants that it has sufficient insurance to cover all of the liabilities of the Seller under this Agreement and any and all Orders made pursuant hereto.

20.       Assignment. Seller shall not assign this Agreement, any Order, the right to payment or any other rights or obligations under this Agreement or any Order, without Buyer’s prior written consent, and any attempt to do so in violation of this Section 20 shall be null and void. Buyer may assign any Order and the right to place any Order under this Agreement to an affiliate of Buyer.

21.       Waiver. It is understood and agreed that no failure or delay by Buyer in exercising any right, power or privilege hereunder, or insisting upon strict performance of any of the terms of this Agreement or any Order, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder by Buyer.

22.       Miscellaneous. In any suit or action brought in connection with,arising out of, or as a consequence of this Agreement or any Order, the successful party shall be entitled to recover its reasonable attorneys' fees, costs and expenses. Unless otherwise specified in Exhibit C by an Operating Company, the laws of the state of Florida shall govern this Agreement and each Order, and, unless another venue is specified in Exhibit C by an Operating Company, all disputes and matters whatsoever arising under, in connection with or incident to this Agreement and each Order shall be litigated, if at all, in and before the courts of competent jurisdiction in Miami-Dade County, Florida. Any notices to be provided to Buyer and Seller under this Agreement or an Order shall be in writing and sent to the address indicated on Exhibit C via facsimile, registered mail or overnight courier, each with evidence of receipt.

23.       Severability. If any clause, provision or section of this Agreement is ruled invalid by a court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions hereof and all other provisions of this Agreement shall remain in full force and effect.

24.       Integration and Conflict. The Agreement and any applicable Order, including all exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and the Products and/or Services set forth on Exhibit B, supersedes and replaces all prior or contemporaneous agreements whether written or verbal with respect thereto, and may only be amended or modified by a writing signed by the duly authorized representatives of both parties. All consents and authorizations required in connection with the Order will only be effective if in writing. In the event of any conflicts between this Agreement and the Exhibits and Schedule attached hereto, the terms of the Exhibits and Schedule shall prevail. In the event of any conflicts between this Agreement and an Order, the terms of this Agreement shall prevail, other than as set forth in Section 2 hereof.

25.       Force Majeure. Seller shall not be liable or responsible to Buyer, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, if such failure or delay is caused by or results from acts beyond Seller’s control, including: (a) acts of nature; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) requirements of Law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority (whether or not having the effect of Law); (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) shortages of or delays in receiving raw materials; or (j) shortage of adequate power or transportation facilities (each, a “Force Majeure Event”).

Signed as a contract for and on behalf of:

BIOHITECH AMERICA, LLC

By:	/s/ Robert A. Joyce, Frank E. Celli
	Name:	Robert A Joyce
	Title:	Chief Operating Officer
	Date:	12/6/2019

CARNIVAL CORPORATION

By:	/s/ Julia Brown
	Name:	Julia Brown
	Title:	Chief Procurement Officer
	Date:	12/18/2019

OPERATING COMPANIES

AIDA Cruises – German Branch of Costa Crociere S.p.A.

CARNIVAL CRUISE LINE, a division of Carnival Corporation

CARNIVAL PLC, trading as CARNIVAL AUSTRALIA

CARNIVAL PLC, trading as CUNARD LINE

CARNIVAL PLC, trading as P&O CRUISES

CARNIVAL PLC, trading as CARNIVAL CRUISE LINE

CARNIVAL PLC, trading as PRINCESS CRUISES

COSTA CROCIERE, S.p.A.

HOLLAND AMERICA LINE N.V. in its capacity as general partner of Cruiseport Curacao C.V.

HOLLAND AMERICA LINE N.V., as operator of SEABOURN brand vessels

PRINCESS CRUISE LINES, LTD. d/b/a PRINCESS CRUISES

By: CARNIVAL GLOBAL SOURCE, a division of Carnival Corporation, as attorney-in-fact for, and executing on behalf of, each of the above listed Operating Companies

By:	/s/ Julia Brown
	Name:	Julia Brown
	Title:	Chief Procurement Officer
	Date:	12/18/2019

SCHEDULE 1

COMPLIANCE WITH LAWS/REPRESENTATIONS

I.       For all Products/Services being delivered or performed into or in the United States or any of its territories:

Seller shall comply with all applicable federal, state, local and international laws and governmental regulations, including without limitation the Federal Occupational Safety and Health Act of 1970 (“OSHA”), International Standards Organization (“ISO”) ISO 9000 and 9001, the Federal Hazardous Substance Labeling Act (“FHSLA”), the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (“Bioterrorism Act”) and any other laws, rules, standards and regulations applicable to the Products, Services and any Order. Seller certifies that all Products and Services furnished under any Order will conform to and comply with such laws, rules, standards and Regulations. In its performance under this Agreement, neither Seller nor anyone involved in fulfilling the Order on behalf of Seller shall engage in any conduct that would be construed under the laws of the United States of America as constituting discrimination or harassment on the basis of race, sex, religion, age, national origin, creed, color, disability, marital status or sexual orientation. Seller is hereby notified that it may be subject to the provisions of 41 CFR Section 60-1.4, 41 CFR Section 60-250.4 and Section 60-741.4 with respect to affirmative action program and plan requirements.

II.       For consumable Products being delivered into or in the United States or any of its territories:

Prior Notice of Food Imports. To the extent that Buyer is acting as importer of record or consignee for any foods into the United States, then in accordance with the Bioterrorism Act and all applicable regulations promulgated thereunder, Seller will provide active, regular, and timely assistance to Buyer and its agents, including Buyer’s carriers, freight forwarders, Customs brokers, or importers of record, in complying with FDA’s Prior Notice of Import Food regulation (“the prior notice rule”), when such assistance is required by Buyer. Such assistance may include, but shall not be limited to, providing Buyer or its agents, with respect to each distinct shipment of food to the United States, sufficient information for electronic prior notice to be transmitted to FDA in accordance with the time deadlines and other requirements imposed by the prior notice rule. When required by Buyer, such information will include, but not be limited to:

(a) the name, address, and FDA registration number, when applicable, of the manufacturer, grower (if known), and foreign shipper of each food item imported into the United States under the Order;

(b) the country from which each article of food imported under the Order is shipped;

(c) the country in which each article of food imported under the Order was manufactured or grown (the FDA Country of Production);

(d) the common or usual name of each imported article of food contained in the shipment to the U.S.;

(e) the quantity of each imported article of food, described from the largest container to the smallest package size, and the manufacturer’s lot and sub-lot number, if required;

(f) the anticipated first U.S. port, date, and time of arrival, as arranged with the carrier;

(g) the name and country of the carrier;

(h) any airway bill or bill of lading numbers associated with the imported food shipment;

and

(i) the anticipated shipping information, as requested by Buyer or Buyer’s agent, identifying the vessel, flight, car, truck, container, or other conveyance identifiers.

Seller or its suppliers may be subject to 21 CFR Part 1 with respect to registration of a food establishment or submission of prior notice of food imports. Seller hereby warrants that it and Seller’s suppliers are not subject to a debarment order under Section 306 of the Federal Food, Drug and Cosmetic Act and that items sold under this Agreement have not been previously refused admission into the United States or rejected by the U.S. Food and Drug Administration (FDA) or any other federal or state agency.

Seller shall provide its HACCP to Buyer and update Buyer with any changes or failures. Seller shall maintain proper HACCP and proper food sanitation, storing, temperature and handling procedures at all times. In the event of HACCP failures, Seller promptly shall advise Buyer and cease the affected shipment. Seller shall advise Buyer of any and all failures or claims against the distributor, seller or manufacturer of Products sold by the Seller to Buyer.

Seller shall also provide assistance in exporting food products outside of United States by providing all required certificates and compliance with importing country regulations. Seller will export, unless advised by Buyer, all goods “Ship Stores In Transit”.

III.       For consumable Products being delivered into or in the United Kingdom or any of its territories : see attached Food and Beverage Supply Requirements document.

IV.       For all Chemical Products:

(a)	The term "Hazardous Material" generally means any material that that poses substantial or potential threats to employees, public health or the environment and generally exhibits one or more of these characteristics: flammable, oxidizing, corrosive, toxic, radioactive or harmful to the environment. Official designation of material as “hazardous” is based on relevant federal, state, provincial or local laws or regulations or other legislation applicable at the point of delivery of the material to Carnival.
(b)	The Seller shall list all constituents of the substance supplied regardless of the hazard, and identify those that are classified as hazardous materials, as defined in paragraph (a) of this clause, to be delivered under this contract. The constituents shall be properly identified and include any applicable identification number, such as a CAS (Chemical Abstract Services) registry or an EC (European Commission) number. This information shall also be included on the Material Safety Data Sheet(s) (as defined below) submitted under this contract.

(c)	This list shall be updated during the performance of the contract whenever the Seller determines that any other material to be delivered under this contract is hazardous.
(d)	The Seller agrees to submit, for each item supplied, a Material Safety Data Sheet (a “Material Safety Data Sheet”), meeting the requirements of European Regulation No. 1907/2006/EC Annex II, for all materials identified in paragraph (b) of this clause. A current Material Safety Data Sheet must be supplied with each batch of substances at the time of delivery to the person in charge of the receipt of those substances. Data shall be submitted to Carnival, whether or not the Seller is the actual manufacturer of these items. Failure to deliver the required Material Safety Data Sheet(s) may result in delay of payments to the Seller, in the Seller being considered non-responsive and in breach of this contract.
(e)	If there is a change in the composition, formulary or a revision of the item(s) which renders the data incomplete or inaccurate as submitted under paragraph (d) of this clause, the Seller shall promptly notify Carnival and resubmit the data.
(f)	Neither the requirements of this clause nor any act or failure to act by Carnival shall relieve the seller of any responsibility or liability for the safety of Carnival, any Operating Company, or subcontractor personnel or property.
(g)	Nothing contained in this clause shall relieve the Seller from complying with applicable federal, state, provincial or local laws or regulations or other legislation (including the obtaining of licenses and permits) in connection with hazardous materials.
(h)	Carnival has the right in the data furnished under this contract, to use, duplicate and disclose any data to which this clause is applicable in the course of its operations.

ADDITIONAL SECTION 11 REPRESENTATIONS AND WARRANTIES:

EXHIBIT A

VENDOR INFORMATION

Vendor Name: BioHiTech America, LLC

Address for Notice: 80 Red Schoolhouse Road, Chestnut Ridge, Ny 10977 Contact Person: Robert Joyce

Phone Number: 888-876-9300

Fax Number: 845-262-1085

Tax ID: [Omitted]

Products and/or Services: Food Waste Digesters parts, consumables, reporting/oversight of cloud and Technology

Notes:

EXHIBIT B

SPECIFIC TERMS FOR ORDERS BY EACH BUYER, AND/OR ADDITIONAL TERMS

APPLICABLE TO ALL BUYERS

Additional Terms applicable to All Buyers:

Payment Terms:              Net 30 days after receipt of each correct and properly delivered invoice unless otherwise agreed with the Seller and confirmed in writing on the Order. Seller shall invoice an amount equal to fifty percent (50%) of Food Digester machine cost upon receipt of Order and be considered properly delivered if accompanied by Order with balance Payment due Net 30 days from receipt of product(s) by the Buyer. For all other invoices, the invoice is considered properly delivered if accompanied by shipping confirmation. Buyers may unilaterally choose to make all payments to Seller electronically. Seller shall ensure that it has the capability to accept electronic payments and agrees that and Carnival or any Operating Company may terminate this Agreement as a whole with respect to Carnival and/or any and all Operating Companies (including each Buyer), without charge or penalty if vendor refuses or is unable to accept electronic payments.

Purchase Rebate/Additional Payments:

Seller shall initially invoice Buyer based on 200-400 Tier pricing reflected on Attachment 1 (BioHiTech Quote File) for the appropriate model unit ordered. Buyer and Seller agree to review consolidated purchase quantities on a Quarterly basis. Seller shall aggregate Buyer purchased quantities for credit toward volume pricing reflected on Attachment 1. At the end of agreement term Buyer and Seller agree to reconcile unit quantities and prices paid by Seller to determine credits due to/from Buyer or Seller. All purchases shall be accumulated to count toward appropriate Discounted Tier Pricing. In the event Buyer fails to reach 200-400 Discounted Tier Pricing quantities, Buyer agrees to pay Seller an amount equal to the difference between the appropriate Discounted Tier Pricing and the actual price paid for equipment purchases for all units purchased, within 30 days of the reconciliation. In the event Buyer exceeds 200-400 Discounted Tier Pricing quantity in aggregate, Seller shall issue Buyer a credit for future purchases in an amount equal to the difference between the appropriate Discounted Tier Pricing and the actual price paid for equipment for all units purchased. In the event Buyer does not wish to make additional purchases during the Agreement Term, Seller shall pay Buyer the amount equal to the appropriate credit amount. Upon reaching 400+ Discounted Tier Pricing no further reconciliations will be required.

Agreement Term:

Start Date: Initial Unit Purchase

End Date: November 30, 2023

Minimum Digester Order Quantities:

BioHiTech Seed – 10 units per Order

BioHiTech Sprout – 10 Units per Order

BioHiTech Sapling – 10 Units per Order

BioHiTech Sapling with Cube – 10 units per Order

BioHiTech Mangrove – 20 units for initial Order, 10 units per additional Order

BioHiTech Sequoia – 10 units per Order